Exhibit 99.1

MALVERN, Pa. – October 25, 2007 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the fourth quarter and fiscal year ended September 30, 2007. For the fourth quarter, net income was $28 million, or $0.23 per diluted share, representing a 15% increase over the $0.20 in the fourth quarter of fiscal 2006, exceeding the Company’s previously communicated guidance of approximately $0.22.

Total revenue for the fourth quarter of fiscal 2007 was $1.1 billion, up 0.6% year over year, including 1.4 points of currency benefit. Selling and administrative expenses decreased $6 million year over year and represented 28.7% of revenue in the fourth quarter of 2007 compared with 29.5% in the fourth quarter last year. The decrease in selling and administrative expenses was primarily driven by lower administrative expenses due to lower headcount, performance compensation, and other corporate expenses.

Operating income for the fourth quarter of fiscal 2007 was $49 million, or 4.6% of revenue, compared to $44 million or 4.1% of revenue for the fourth quarter of fiscal 2006. The Company’s effective tax rate for the quarter was 28%.

“We gained revenue momentum during the fourth quarter, as demonstrated by revenue growth in Equipment, Managed and Professional Services, and in Europe. We also made progress on our sprint-to-color strategy by successfully launching the Canon imagePRESS C7000VP, a 70 page per minute color production device. Finally, we continued to expand our sales coverage, adding over 50 selling resources in the quarter, bringing the total increase in the second half of fiscal year 2007 to over 170,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer.

For fiscal year 2007, net income was $114 million, or $0.91 per diluted share, representing a 15% increase over the adjusted earnings per diluted share of $0.79 in fiscal year 2006, and exceeding the Company’s previously communicated guidance of approximately $0.90. As reported, earnings per diluted share grew 14%.

Total revenue for fiscal year 2007 was $4.2 billion, a 1.4% decline year over year, including 1.2 points of currency benefit. The revenue decline was driven primarily by lower revenue in Customer Service & Supplies, Rental & Fees, and Other, partially offset by revenue growth in Managed and Professional Services. The vast majority of the revenue decline in Rental & Fees and Other was due to the sales of the U.S. retained and German lease portfolios in the third quarter of fiscal 2006.

Selling and Administrative expenses decreased $72 million year over year and represented 28.3% of revenue, achieving the Company’s goal of less than 29% for fiscal year 2007. The year-over-year decline was driven by lower administrative expenses due to lower performance compensation, headcount, pension and other corporate expenses. The Company expects its S&A expense-to-revenue ratio to be approximately 28% in fiscal year 2008.

Operating income in fiscal year 2007 was $203 million, or 4.9% of revenue, compared with $197 million, or 4.1% of revenue in fiscal year 2006, after adjusting for a $5 million gain on the sale of Kafevend last year. The Company’s effective tax rate for the fiscal year was 30%.

At fiscal year end, the Company’s U.S. migration to One Platform was two-thirds complete and on track to be finished in the second half of fiscal year 2008. Due to the success of these migrations and the process improvements and stability achieved over the past two years, the Company concluded that its material weakness in billing was remediated as of September 30, 2007.

Fourth Quarter Fiscal 2007 Financial Details
Equipment revenue of $470 million, which includes the sale of copier/printer multifunction products, increased 2% from the fourth quarter of fiscal 2006. This strong performance was driven by revenue growth of 18% in the color office segment, 56% in the color production segment, and currency, partially offset by revenue declines in both the black and white office and black and white production segments. Gross margin on Equipment decreased to 24.0% from 25.5% in the fourth quarter of fiscal 2006 primarily due to pricing pressures, lower used equipment revenue, and a mix shift to black and white light production.

Customer Service and Supplies revenue of $341 million, which includes revenue from the servicing of copier/printer equipment and direct sales of supplies, decreased 3% year over year as Customer Service revenue continued to stabilize. Revenue was down sequentially, but in line with seasonal trends. For the second half of fiscal year 2007, revenue was down 1% compared to the first half of 2007, as expected. In North America, Customer Service revenue declined year over year driven by lower revenue per page and lower page volume. In fiscal year 2008, the Company expects Customer Service and Supplies revenue to decline slightly with an improving trend as the year progresses. Gross margin on Customer Service and Supplies increased to 44.8% from 44.4% a year ago due to improved cost productivity in the U.S. and higher revenue in Europe.

Managed and Professional Services revenue of $203 million increased 6% year over year. On-site Managed Services revenue, which represents approximately two-thirds of total Managed and Professional Services, increased 8%, and Professional Services grew 12%, partially offset by off-site Managed Services, which decreased 5%. Gross margin on Managed and Professional Services increased to 27.7% from 27.5% a year ago primarily due to improved contract profitability in on-site Managed Services and Professional Services, partially offset by a lower off-site Managed Services margin.

Rental and Fees revenue of $35 million increased 4% year over year due to higher fee revenue increasing gross margin to 77.2% from 67.5% in the prior year. Other revenue of $16 million declined 26% compared to the fourth quarter of fiscal 2006 primarily due to the loss of a contract in the European technology services business, and gross margin decreased to 33.1% from 34.4% due to higher borrowing costs in the U.K. leasing business.

Balance Sheet and Liquidity
The Company’s cash balance was $349 million as of September 30, 2007, and the Company’s debt-to-capital ratio remained stable from the prior year at 33%. Cash generated by operations totaled $168 million for fiscal year 2007, a $69 million increase year over year driven by a strong fourth quarter performance. In the fourth quarter, the Company generated $159 million of cash from operations driven by over $100 million in working capital improvements, primarily from lower accounts receivable and inventory levels, as well as improved payment terms from vendors. The Company ended fiscal year 2007 with $288 million in inventory, in line with the Company’s guidance of $275 million to $295 million, generating $29 million of cash during the quarter. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $53 million for the year, compared to $57 million for fiscal year 2006. The Company generated $115 million of free cash flow for the year, compared to $43 million in fiscal year 2006.

For the fourth quarter of fiscal 2007, fully diluted weighted average shares were 122 million. At the end of the quarter, actual shares outstanding were 118 million, a reduction of 8% year over year, driven by the Company’s share repurchase program.

The Company purchased approximately 5 million shares for $75 million during the fourth quarter. In fiscal year 2007, the Company returned a total of $195 million in cash to its shareholders, including $175 million in share repurchases and $20 million in dividend payments, $80 million greater than the free cash flow generated during the year. Since the Company initiated its share repurchase program in the second half of fiscal year 2004, it has repurchased a total of 38 million shares for $470 million, representing 26% of the shares outstanding as of March 31, 2004. During this time, the Company also eliminated its convertible debt, avoiding a potential conversion into 20 million shares of common stock.

IKON’s Board of Directors approved the Company’s regular quarterly cash dividend of $0.04 per common share, payable on December 10, 2007 to holders of record at the close of business on November 19, 2007.

Outlook

“Fiscal 2007 was a good year for IKON. We made significant progress towards growing revenue. We continued to lower our selling and administrative expenses, and we delivered increased earnings per share and cash flow. Our color product portfolio is stronger than ever, and we have made investments to expand and optimize our sales coverage. As a result, we are at an important point in our Company’s history with respect to growth, which is our main focus in fiscal 2008,” said Espe.

“Looking ahead to fiscal year 2008, we expect revenue growth of 2% driven by Equipment and Managed & Professional Services growth, and an operating income margin of greater than 5%. For our first quarter, we expect earnings per diluted share to range between $0.22 and $0.24.

“In addition, after reviewing investment opportunities for growth for fiscal year 2008, we decided to narrow our acquisition strategy to focus only on small “tuck-in” acquisitions rather than transformational opportunities. We continue to believe share repurchases and a focus on small “tuck-in” acquisitions will increase shareholder value and improve our long-term potential for growth,” continued Espe.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the fourth quarter and fiscal year 2007 results will be discussed on a conference call hosted by IKON at 10:00 a.m. ET on Thursday, October 25, 2007. The live audio broadcast of the call, with slides, can be accessed on IKON’s Investor
Relations homepage or by calling (201) 689-8261. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Investor
Relations and then Calendar & Presentations. Beginning at 1:00 p.m. ET on
October 25, 2007 and ending at midnight ET on October 30, 2007, a complete replay of the conference call can also be accessed via telephone by calling
(877) 660-6853 or (201) 612-7415 and entering account number 270 and conference number 256781.

MARK YOUR CALENDAR: IKON’s first quarter fiscal year 2008 results will be discussed on Thursday, January 24, 2008, on a conference call at 10 a.m. ET.
More information on how to access the audio broadcast and replay will be provided at a later date.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected first quarter and full fiscal year 2008 results, including our color growth strategies, acquisition strategy, and our ability to execute on our strategic priorities, including growth objectives, operational leverage and capital strategy initiatives, and our share repurchase program. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, this news release contains certain non-GAAP financial measures, free cash flow and adjusted EPS.

Free cash flow is defined as cash from operations less expenditures for property and equipment, less expenditures for equipment on operating leases, plus proceeds from the sale of property and equipment and equipment on operating leases.  IKON believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments.

Adjusted EPS as used in this presentation, excludes the loss from the early extinguishment of debt and the gain on the sale of Kafevend. IKON believes this measure provides investors with a useful indication of the performance of IKON’s ongoing operations and financial position.

 The reader is encouraged to evaluate these non-GAAP financial measures and the reasons IKON considers them useful for supplemental analysis.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
# # #

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
		Three Months Ended September 30,
		2007		2006
Revenues
Equipment		$470,080		$459,176
Customer service and supplies		340,505		351,368
Managed and professional services		203,110		191,870
Rental and fees		34,736		33,546
Other		16,277		22,020
		1,064,708		1,057,980

Cost of Revenues
Equipment		357,035		342,149
Customer service and supplies		187,979		195,212
Managed and professional services		146,790		139,040
Rental and fees		7,911		10,919
Other		10,893		14,442
		710,608		701,762

Gross Profit
Equipment		113,045		117,027
Customer service and supplies		152,526		156,156
Managed and professional services		56,320		52,830
Rental and fees		26,825		22,627
Other		5,384		7,578
		354,100		356,218

Selling and administrative		305,536		311,999
Loss on divestiture of businesses and assets		—		463
Restructuring benefit		—		58

Operating income		48,564		43,814

Loss from the early extinguishment of debt		—		19
Interest income		2,500		3,980
Interest expense		12,949		11,978

Income from continuing operations before taxes on income		38,115		35,797
Taxes on income		10,484		9,419

Income from continuing operations		27,631		26,378
Discontinued Operations:
Operating loss		—		63
Tax benefit		—		25

Net loss from discontinued operations		—		38

Net income		$27,631		$26,340

Basic Earnings Per Common Share
Continuing operations	$	0.23	$	0.20
Discontinued operations		—		0.00

Net income		$0.23	$	0.20

Diluted Earnings Per Common Share
Continuing operations	$	0.23	$	0.20
Discontinued operations		—		0.00

Net income		$0.23	$	0.20

Weighted Average Common Shares Outstanding, Basic		120,160		129,027

Weighted Average Common Shares Outstanding, Diluted		121,610		130,574

Operational Analysis:
Gross profit %, equipment		24.0%		25.5%
Gross profit %, customer service and supplies		44.8%		44.4%
Gross profit %, managed and professional services		27.7%		27.5%
Gross profit %, rental and fees		77.2%		67.5%
Gross profit %, other		33.1%		34.4%
Total gross profit %		33.3%		33.7%
Selling and administrative as a % of revenue		28.7%		29.5%
Operating income as a % of revenue		4.6%		4.1%

IKON Office Solutions, Inc.
Income Statement and Operational Analysis (in thousands, except earnings per share)
(unaudited)
		Fiscal Year Ended September 30,
		2007		2006
Revenues
Equipment		$1,787,730		$1,790,188
Customer service and supplies		1,377,669		1,445,561
Managed and professional services		796,962		740,998
Rental and fees		136,674		151,228
Other		69,309		100,274
		4,168,344		4,228,249

Cost of Revenues
Equipment		1,346,244		1,339,862
Customer service and supplies		778,013		797,541
Managed and professional services		580,164		547,284
Rental and fees		34,650		45,288
Other		46,094		56,496
		2,785,165		2,786,471

Gross Profit
Equipment		441,486		450,326
Customer service and supplies		599,656		648,020
Managed and professional services		216,798		193,714
Rental and fees		102,024		105,940
Other		23,215		43,778
		1,383,179		1,441,778

Selling and administrative		1,180,326		1,251,848
Gain on divestiture of businesses and assets		—		11,497
Restructuring benefit		—		322

Operating income		202,853		201,749

Loss from the early extinguishment of debt		—		5,535
Interest income		11,372		13,040
Interest expense		50,791		51,336

Income from continuing operations before taxes on income		163,434		157,918
Taxes on income		48,947		51,669

Income from continuing operations		114,487		106,249
Discontinued Operations:
Operating loss		—		78
Tax benefit		—		31

Net loss from discontinued operations		—		47

Net income		$114,487		$106,202

Basic Earnings Per Common Share
Continuing operations	$	0.92	$	0.81
Discontinued operations		—		0.00

Net income		$0.92	$	0.81

Diluted Earnings Per Common Share
Continuing operations	$	0.91	$	0.80
Discontinued operations		—		0.00

Net income		$0.91	$	0.80

Weighted Average Common Shares Outstanding, Basic		124,563		131,336

Weighted Average Common Shares Outstanding, Diluted		126,342		132,941

Operational Analysis:
Gross profit %, equipment		24.7%		25.2%
Gross profit %, customer service and supplies		43.5%		44.8%
Gross profit %, managed and professional services		27.2%		26.1%
Gross profit %, rental and fees		74.6%		70.1%
Gross profit %, other		33.5%		43.7%
Total gross profit %		33.2%		34.1%
Selling and administrative as a % of revenue		28.3%		29.6%
Operating income as a % of revenue		4.9%		4.8%

IKON Office Solutions, Inc.
Consolidated Balance Sheets
(in thousands and unaudited)
	September 30,
	2007	2006
Assets
Cash and cash equivalents	$349,237	$414,239
Accounts receivable, net	560,089	592,733
Lease receivables, net	84,207	83,051
Inventories	287,503	214,792
Prepaid expenses and other current assets	35,085	34,742
Deferred taxes	48,167	46,504
Total current assets	1,364,288	1,386,061

Long-term lease receivables, net	251,776	222,333
Equipment on operating leases, net	72,052	83,248
Property and equipment, net	154,218	144,453
Deferred taxes	18,144	30,215
Goodwill	1,333,249	1,297,333
Other assets	84,354	74,543
Total Assets	$3,278,081	$3,238,186

Liabilities
Current portion of corporate debt	$16,798	$1,487
Current portion of non-corporate debt	51,077	152,971
Trade accounts payable	263,657	224,312
Accrued salaries, wages and commissions	93,052	109,090
Deferred revenues	109,796	118,146
Income taxes payable	17,820	15,831
Other accrued expenses	129,323	142,350
Total current liabilities	681,523	764,187

Long-term corporate debt	576,199	593,578
Long-term non-corporate debt	181,334	64,005
Other long-term liabilities	128,211	130,283
Shareholders’ Equity	1,710,814	1,686,133

Total Liabilities and Shareholders’ Equity	$3,278,081	$3,238,186

IKON Office Solutions, Inc.
Consolidated Statements of Cash Flows	Year Ended September 30
(in thousands and unaudited)	2007		2006
Cash Flows from Operating Activities
	$		$
Net income		114,487		106,202
Net loss from discontinued operations		—		47

Income from continuing operations		114,487		106,249
Additions (deductions) to reconcile net income to net cash provided by operating activities:
Depreciation		68,719		70,070
Amortization		3,404		3,300
Gain from divestiture of businesses and assets		—		(11,497)
Loss on disposal of property and equipment		759		4,057
Restructuring and asset impairment benefit		—		(322)
Provision for losses on accounts and lease receivables		6,940		2,602
Provision for deferred income taxes		6,333		(95,261)
Stock-based compensation expense		9,637		9,197
Excess tax benefits from stock-based compensation arrangements		(1,740)		(4,334)
Pension expense		2,372		27,603
Loss from the early extinguishment of debt		—		5,535
Changes in operating assets and liabilities, net of divestiture of businesses:
Decrease in accounts receivable		40,624		87,086
(Increase) decrease in inventories		(67,893)		29,204
(Increase) decrease in prepaid expenses and other current assets		(3)		2,704
Increase (decrease) in accounts payable		33,523		(19,868)
(Decrease) increase in deferred revenue		(12,858)		3,220
Decrease in accrued expenses		(28,040)		(10,622)
Pension contributions		(9,725)		(100,210)
Increase (decrease) in taxes payable		1,262		(5,936)
Decrease in accrued restructuring		—		(1,534)
Other		80		(931)

Net cash provided by continuing operations		167,881		100,312
Net cash used in discontinued operations		—		(1,159)
Net cash provided by operating activities		167,881		99,153

Cash Flows from Investing Activities
Proceeds from the divestiture of businesses and assets		-		242,043
Expenditures for property and equipment		(34,269)		(37,470)
Expenditures for equipment on operating leases		(29,600)		(40,705)
Proceeds from the sale of equipment on operating leases		11,015		21,647
Proceeds from the sale of lease receivables		238,618		201,687
Lease receivables — additions		(332,305)		(348,119)
Lease receivables — collections		97,706		292,421
Proceeds from life insurance (cash surrender value)		5,821		5,177
Other		(2,124)		(9,123)
Net cash (used in) provided by investing activities		(45,138)		327,558

Cash Flows from Financing Activities
Short-term corporate debt repayments, net		1		(30)
Repayment of other borrowings		(67)		(7,786)
Debt modification costs		(16,430)		—
Debt issuance costs		—		(2,510)
Corporate debt repayments		(2,598)		(138,748)
Non-corporate debt — issuances		158,244		23,964
Non-corporate debt — repayments		(166,225)		(142,452)
Dividends paid		(20,048)		(21,009)
Decrease in restricted cash		—		2,127
Proceeds from stock option exercises		17,944		22,182
Excess tax benefit from stock-based compensation arrangements		1,740		4,334
Purchase of treasury shares		(174,968)		(131,190)
Other		—		(49)
Net cash used in financing activities		(202,407)		(391,167)

Effect of exchange rate changes on cash and cash equivalents		14,662		4,990

Net (decrease) increase in cash and cash equivalents		(65,002)		40,534
Cash and cash equivalents at beginning of the year		414,239		373,705
	$		$
Cash and cash equivalents at end of the year		349,237		414,239

IKON Office Solutions, Inc.
Reconciliation of reported to adjusted earnings per diluted share
For the year ending September 30, 2007 and 2006

		FY06			FY07

(in millions, except per share data)	Actual	Adj.		Non-GAAP	Actual

Revenue	$4,228			$4,228	$4,168
Gross profit margin	34.1%			34.1%	33.2%
Selling & administrative expense ratio	29.6%			29.6%	28.3%
Operating income	$202	($5)	(a)	$197	$203

Operating income margin	4.8%			4.7%	4.9%

Interest expense, net	38			38	39
Loss on extinguishment of debt	6	(6)		0	—
Taxes on income	52	2		54	49
Net income	$106			$105	$114

Fully diluted EPS	$0.80			$0.79	$0.91

Y/Y Fully diluted EPS growth rate vs. Non GAAP					15%
Y/Y Fully diluted EPS growth rate vs. Actual					14%

(a) Gain on sale of Kafevend

Note: May not add due to rounding